EXHIBIT 3.19

LIMITED PARTNERSHIP AGREEMENT

OF

CNL GATLINBURG PARTNERSHIP, LP

NOVEMBER 14, 2005

LIMITED PARTNERSHIP AGREEMENT

OF

CNL GATLINBURG PARTNERSHIP, LP

i

6.4	Tax Elections	20
6.5	Withholding of State or Local Taxes	20

Article VII - MANAGEMENT OF PARTNERSHIP		20
7.1	The General Partner	20
7.2	Actions Requiring Partner Approval	22
7.3	Compensation; Reimbursement of Expenses	23
7.4	No Authority of Limited Partner	24
7.5	Action of Partners by Written Consent	24
7.6	Transactions with Partners or Affiliates	25

Article VIII - LIMITATION ON LIABILITY AND INDEMNIFICATION		25
8.1	Exculpation of Liability	25
8.2	Liability of Exculpated Parties and Partners	25
8.3	Indemnification of Partners and Affiliates	26
8.4	Advancement of Legal Costs and Expenses	26
8.5	Provisions Not Exclusive	26
8.6	Insurance	26
8.7	Loan	26

Article IX - TRANSFER OF PARTNERSHIP INTERESTS; ADMISSION OF NEW PARTNERS; PURCHASE OPTION UPON BANKRUPTCY		27
9.1	Restriction on Transfer	27
9.2	Right of Assignee to Become a Limited Partner	27
9.3	Terms of Admission of New Partners; Creation of Classes of Partners	28
9.4	Bankruptcy or Insolvency of a Partner; Purchase Option	28

Article X - DISSOLUTION AND TERMINATION		29
10.1	Dissolution	29
10.2	No Dissolution - Reformation	30
10.3	Reinstatement	30
10.4	Liquidation	30
10.5	Liquidating Distribution	31
10.6	No Distributions in Kind	32

Article XI - WITHDRAWAL AND ADMISSION OF GENERAL PARTNERS		32

Article XII - DEATH, INCOMPETENCY OR BANKRUPTCY OF A LIMITED PARTNER		32

Article XIII - NO PETITION FOR DISSOLUTION		32

Article XIV - MISCELLANEOUS		32
14.1	Appointment of Attorney in Fact	32
14.2	Amendment	33
14.3	Further Assurances	33
14.4	Notices	33
14.5	Governing Law; Jurisdiction	34

ii

14.6	Captions	34
14.7	Pronouns	34
14.8	Binding Agreement; Successors and Assigns	34
14.9	Extension not a Waiver	34
14.10	Severability	34
14.11	Strict Construction	35
14.12	Costs of Enforcement	35
14.13	Entire Agreement	35
14.14	Counterparts	35
14.15	Benefits of Agreement; No Third Party Rights	35

iii

LIMITED PARTNERSHIP AGREEMENT

OF

CNL GATLINBURG PARTNERSHIP, LP

This Limited Partnership Agreement (“Agreement”) is made and entered into as of the 14th day of November, 2005 by and between CNL GATLINBURG GP CORP., a Delaware corporation, as the general partner (“General Partner”), and CNL INCOME PARTNERS, LP, a Delaware limited partnership, as the limited partner (“Limited Partner”). General Partner and Limited Partner are individually a “Partner” or a “Party,” and together the “Partners” or the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties desire to form a limited partnership named CNL GATLINBURG PARTNERSHIP, LP (the “Partnership”) under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101 et seq. (the “Act”) by filing a Certificate of Limited Partnership with the Delaware Secretary of State (“Secretary of State”); and

WHEREAS, pursuant to an assignment and assumption of lease agreement to be executed between Gatlinburg Skylift, LLC, a Michigan limited liability company (the “Assignor”), and the Partnership, as assignee, the Partnership shall receive all of the Assignor’s rights, title and interests under that certain Lease Agreement, dated September 1, 1953, between Residuary Trust of Rellie Louis Maples Under Trust Agreement created by the Will of Rellie Louis Maples dated May 5, 1983 and submitted to the Probate Court of Sevier County, Tennessee on September 5, 1985, as lessor, and the Assignor (as successor-in-interest to the interests of the original lessee), as lessee, pursuant to which the Assignor possesses a leasehold estate and easements to use certain lands situated on Crockett Mountain in Gatlinburg, Tennessee allowing for the construction and operation of a chair-lift facility and related facilities necessary, useful or convenient for the enjoyment of the chair-lift facility (said lease agreement, as amended and as assigned to the Partnership, shall be hereinafter referred to as the “Skylift Lease”);

WHEREAS, under financing to be provided by a lender (together with its Affiliates or permitted successors or assigns, the “Lender”) to the Partnership or an Affiliate thereof (the “Borrower”), the Parties desire to cause the Partnership to provide the Lender with a first priority security interest in the Partnership’s rights, title and interests in and to the Skylift Lease including, without limitation, the Partnership’s rights, title and interests in and to the Skylift Premises pursuant to the terms of the Skylift Lease; and

WHEREAS, the Parties desire to state the capitalization of the Partnership and set forth the terms and conditions under which the Partnership will be operated, including setting forth provisions complying with the Lender’s financing requirements.

NOW THEREFORE, the Parties hereby adopt the following as the Limited Partnership Agreement of the Partnership.

ARTICLE I - DEFINED TERMS; EXHIBITS, SCHEDULES, ETC.

1.1 Definitions. As used in this Agreement, the following terms will have the respective meanings indicated below:

“Acquired Assets” will be those assets specified in Section 2.3.

“Act” has the meaning specified in the Recitals.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)	decrease such deficit by any amounts which such Partner is obligated or deemed obligated to restore pursuant to this Agreement or the penultimate sentence of each of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)	increase such deficit by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Affiliate” means (i) any Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another Person; (ii) any Person owning or controlling five percent (5%) or more of the outstanding voting securities of another Person; (iii) any officer, director, partner, or trustee of such Person; and (iv) if such other Person is an officer, director, partner, or trustee of a Person, the Person for which such Person acts in any such capacity.

“Agreement” means this Limited Partnership Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Assignor” has the meaning specified in the Recitals.

“Bankrupt Partner” means any Partner (a) that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for the Partner a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Partner’s or of all or any substantial part of the Partner’s properties; or (b) against which, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and sixty (60) days have expired without dismissal thereof or with respect to which, without the Partner’s consent or acquiescence, a trustee, receiver, or liquidator of the Partner or of all or any substantial part of the Partner’s properties has been appointed and sixty (60) days have expired without the appointments having been vacated or stayed, or sixty (60) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Borrower” has the meaning specified in the Recitals.

“Business” means the business, directly or indirectly, in whole or in part, of owning, operating, developing, leasing, financing, managing and disposing of the Partnership’s rights, title and interests under the Skylift Lease (including easement and leasehold interests), and the buildings, improvements and personal property associated therewith, all as more particularly described in Section 2.3 hereof.

“Business Day” means any day on which banks are open for business in New York, New York.

“Capital Account” means, with respect to any Partner, the separate “book” account which the Partnership will establish and maintain for each Partner in accordance with Section 704(b) of the Code and Regulation Section 1.704-1(b)(2)(iv) and such other provisions of Regulation Section 1.704-1(b) that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of the Regulations. In furtherance of the foregoing, the Capital Accounts will be maintained in compliance with Regulation Section 1.704-1(b)(2)(iv), and the provisions hereof will be interpreted and applied in a manner consistent therewith.

“Capital Contribution” means, with respect to each Partner, the amount of money or property contributed to the Partnership by such Partner from time to time.

“Certificate” means the Certificate of Limited Partnership of the Partnership, as filed with the Secretary of State, as the same may be amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, or any replacement or successor law thereto.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period in accordance with the depreciation method elected by the Partnership with respect to such asset.

“Distributable Cash” means, with respect to any Fiscal Year, calendar quarter or other applicable period, the excess, if any, as reasonably determined by the General Partner, of (a) all cash of the Partnership from all sources for such period, including, without limitation, receipts from operations, contributions of capital by the Partners, proceeds of borrowing or from the issuance of securities by the Partnership, deposits and all other Partnership cash sources and all Partnership cash reserves on hand at the beginning of such period over (b) all cash expenses and capital expenditures of the Partnership for such period, all payments of principal and interest on account of Partnership indebtedness and such reasonable cash reserves as the General Partner deems necessary for any Partnership needs or those mandated by law, contract or the Partnership’s debt instruments.

“Entity” means any corporation, partnership (general, limited or other), joint venture, limited liability company, company, trust, estate, business trust, cooperative, association, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity or on behalf of the foregoing.

“Event of Bankruptcy” means any event that causes a Partner to be deemed a Bankrupt Partner.

“Financial Statements” means, for any Fiscal Year, the financial statements (consisting of a balance sheet, statement of operations, statement of Partners’ equity and statement of cash flows) of the Partnership. The Financial Statements will be prepared in accordance with generally accepted accounting principles and will be consistent with the books and records of the Partnership.

“Fiscal Year” means the twelve-month period ending on December 31 of each year or such other fiscal year as the General Partner may select in its reasonable discretion from time to time in accordance with the Code and the Regulations.

“General Partner” means CNL GATLINBURG GP CORP., a Delaware corporation, and any other Person at any time admitted and serving as the SPE General Partner of the Partnership.

“Interested Parties” has the meaning specified in Section 8.7.

“Lender” has the meaning specified in the Recitals.

“Limited Partner(s)” means, CNL INCOME PARTNERS, LP, a Delaware limited partnership, and any other Person hereafter admitted as a limited partner of the Partnership in accordance with the terms hereof.

“Liquidating Trustee” means the General Partner(s) or other Person selected at the time of dissolution of the Partnership in accordance with the provisions of Section 10.4 to carry out the liquidation of the Partnership. The Liquidating Trustee will be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership and will hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation, and/or winding-up of the Partnership.

“Loan” means a loan or loans made by Lender, as documented in the Loan Agreement and Loan Documents.

“Loan Agreement” means a loan agreement between the Borrower and the Lender evidencing a Loan, including all amendments, supplements, restatements, modifications and refinancings thereof and thereto.

“Loan Documents” means the Loan Agreement, all Loan Documents described therein, and any other document, certificate, agreement or instrument necessary or incidental to the execution, delivery or performance thereof, including all amendments, supplements, restatements, modifications and refinancings thereof and thereto.

“Major Decision” has the meaning specified in Section 7.2.

“Majority in Interest” means Partners, or a specified group of Partners, as applicable, who own more than fifty percent (50%) of the Percentage Interests of the Partners or such group of Partners.

“Minimum Gain” means the minimum gain, determined by computing, with respect to each non-recourse liability, the amount of gain (of whatever character), if any, that would be realized if the Partnership disposed of (in a taxable transaction) the property subject to such liability in full satisfaction thereof (and for no other consideration), and by then aggregating the amounts so computed. Minimum Gain will be computed in all respects in conformity with the Regulations. Without limiting the generality of the foregoing, all definitions relevant for Minimum Gain purposes will have the meaning ascribed thereto in, or for purposes of, the Regulations.

“Net Income” or “Net Loss” means the income or loss for federal income tax purposes determined as of the close of the Partnership’s Fiscal Year or as of such other time as may be required by this Agreement or the Code, as well as, where the context requires, related federal tax items such as tax preferences and credits, appropriately adjusted with respect to final determination of any of the foregoing for federal income tax purposes, and also adjusted as follows:

(a)	Any income that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss will be added to such taxable income or loss.

(b)	Any expenditures described in Section 705(a)(2)(B) of the Code, or treated as Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss will be subtracted from such taxable income or loss.

(c)	In lieu of depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Fiscal Year or other period.

(i)	Gain or loss during any Fiscal Year on account of the sale, exchange, condemnation or other disposition of any assets, as determined in accordance with Section 1001 of the Code (or, where applicable, Section 453 of the Code), appropriately adjusted, however, with respect to final determination of the foregoing for federal income tax purposes.

“Non-recourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(1).

“Non-recourse Liability” has the meaning set forth in Regulation Section 1.704-2(b)(3).

“Operating Expenses” means any and all costs and expenses incurred by the Partnership, the General Partner, or any Affiliate of the General Partner which are in any way related to the operation of the Partnership or to Partnership business, including but not limited to, the costs and expenses described in Section 7.3, but excluding Organizational Expenses.

“Organizational Expenses” means any and all costs and expenses incurred by the Partnership, the General Partner, or any Affiliate of the General Partner in connection with the formation, qualification, organization, and registration of the Partnership.

“Partner” means any General Partner or any Limited Partner.

“Partner Non-recourse Debt” has the meaning set forth in Regulation Section 1.704-2(b)(4).

“Partner Non-recourse Debt Minimum Gain” means an amount, with respect to each Partner Non-recourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Non-recourse Debt was treated as a Non-recourse Liability, determined in accordance with Regulation Sections 1.704-2(i)(2) and (3).

“Partner Non-recourse Deductions” has the meaning ascribed to partner non-recourse deductions in Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Partners” means all general and limited partners of the Partnership, initially General Partner and Limited Partner, and any other Person(s) who at any time or from time to time hereafter are admitted as Partners of the Partnership in accordance with this Agreement.

“Partnership Interest” means a Partner’s entire interest in the Partnership, including partnership interest(s) thereof, which will include, as applicable, the Partner’s (a) interest in the items of income, gain, loss and deduction and net proceeds of liquidation of the Partnership, as set forth herein; (b) any right to vote as set forth herein or as required under the Act; and (c) any right to participate in the management of the Partnership as set forth herein or as required under the Act. To the fullest extent permitted by applicable law, a Partnership Interest is personal property and a Partner will have no interest in the specific assets or property of the Partnership.

“Partnership Minimum Gain” has the meaning ascribed to partnership minimum gain in Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” means the share of each Partner, expressed as a percentage, of such Partner’s ownership interest in the Partnership as set forth in Section 3.2 of this Agreement, as the same may be amended or adjusted from time to time.

“Person” means any natural person or Entity.

“Rating Agency” or “Rating Agencies” have the meanings specified in Section 2.10.

“Rating Agency Condition” has the meaning specified in Section 2.10.

“Regulation” or “Regulations” means the proposed, temporary and final regulations promulgated by the Treasury Department pursuant to the Code, as amended from time to time.

“Related Agreements” has the meaning specified in Section 7.6.

“Skylift Facility” means that certain chair-lift facility and related facilities located on Crockett Mountain in Gatlinburg, Sevier County, Tennessee.

“Skylift Lease” has the meaning specified in the Recitals.

“Skylift Premises” means all of those lands to which the Partnership has been granted rights of use pursuant to the Skylift Lease, including, without limitation, a leasehold estate in Tract One and easement rights in Tract Two and Tract Three, as more particularly described in the Skylift Lease.

“SPE General Partner” means the sole general partner of the Partnership, which shall at all times (i) be a Delaware corporation, and (ii) maintain the separateness covenants of Section 2.10, below. To the fullest extent permitted by law, the SPE General Partner will consider only the interests of the Partnership, including its creditors, in acting or otherwise voting on matters referred to in Section 2.10 or when acting on behalf of the Partnership.

“Subsidiaries” has the meaning specified in Section 7.1.

“Substituted Limited Partner” has the meaning specified in Section 9.2.

“Tax Matters Partner” has the meaning specified in Section 6.3.

“Terminating Event” has the meaning specified in Section 10.2.

“Transfer” means assign, sell, pledge, encumber, give or otherwise transfer, dispose of or alienate, or grant an option or contractual agreement to do any of the foregoing, but will not include any transfer to a legal representative or successor trustee.

1.2 Other Defined Terms. Capitalized terms not defined in Section 1.1 will have the meanings set forth in the other sections of this Agreement.

1.3 References. References to an “Article” or a “Section” are, unless otherwise specified, to one of the articles or sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by such reference.

ARTICLE II - ORGANIZATION

2.1 Organization of Partnership. Upon the filing of the Certificate with the Secretary of State, the Partnership was formed as a limited partnership governed by the Act and the terms hereof. Except as provided herein or in the Certificate, the rights and obligations of the Partners are as provided under the Act.

2.2 Name. The name of the Partnership is CNL GATLINBURG PARTNERSHIP, LP.

2.3 Limited Business of Partnership . The purpose of the Partnership is limited to:

(a) owning, holding, selling, developing, leasing, transferring, assigning, exchanging, disposing, pledging, mortgaging, financing, refinancing, operating and managing all of the Partnership’s rights, title and interests in and to the Skylift Lease including, without limitation, all rights, title and interests in and to the Skylift Premises, and in all of the buildings, improvements, and personal property associated with the Skylift Facility or located on the Skylift Premises, and otherwise realizing the economic benefit therefrom and from the buildings, improvements and personal property now or hereafter situated thereon;

(b) entering into, delivering and performing under the Loan Documents, if any, with the Lender and/or other parties applicable thereto, and any documents amending or refinancing same;

(c) incurring indebtedness in the ordinary course of business as related to (i) the Partnership’s leasehold interests in and to the Skylift Lease, and (ii) the Partnership’s interests in the buildings, improvements, personal property associated with the Skylift Facility or located on the Skylift Premises, to the extent permitted by the Loan Documents; and

(d) transacting any and all lawful business for which a Delaware limited partnership may be organized under the Act that is incident, necessary or appropriate to accomplish the foregoing.

2.4 Principal Office. The location of the Partnership’s principal office is c/o CNL Income Properties, Inc., CNL Center at City Commons, 450 South Orange Avenue, Orlando FL 32801 or such other place as may be selected by the General Partner.

2.5 Registered Agent and Registered Office. The registered office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of the registered agent of the Partnership at such address is The Corporation Trust Company or such other registered agent and registered office as the General Partner may determine from time to time.

2.6 Fictitious Names. The business of the Partnership will be conducted under the name listed above or under such other names as the General Partner deems appropriate to comply with the laws of any state in which the Partnership does business. The General Partner will execute and file in the proper offices such certificates as may be required by the Fictitious Name Statute, Assumed Name Act, or similar law in effect in the counties and other governmental jurisdictions in which the Partnership conducts business.

2.7 Partners. Initially, General Partner and Limited Partner are the only Partners. One or more additional Persons may be admitted as Limited Partners pursuant to the provisions of Section 9.2 or Section 9.3. The Partnership will be entitled to recognize the exclusive right of a Person registered on its books as the owner of a Partnership Interest to receive distributions, and to vote or take other action as such owner, and to hold liable for calls and assessments a Person registered on its books as the owner of the Partnership Interest, and will not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, whether or not it will have express or other notice thereof, except as otherwise required by the laws of Delaware.

2.8 Limited Liability. The debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Partnership, and, except as required by applicable law, the Limited Partners will not be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a limited partner in the Partnership.

2.9 Scope of Partners’ Authority. Unless otherwise expressly provided in this Agreement and except as required by applicable law, no Partner will have any authority to act for, or assume any obligations or responsibility on behalf of the Partnership or any other Partner. Nothing contained herein will constitute the Partners as partners with one another in any matter other than as expressly set forth herein (other than for federal income tax purposes), or render any of them liable for the debts or obligations of any other Partner.

2.10 Separate Existence.

(a) Notwithstanding anything to the contrary contained herein or in any other document governing the formation, management or operation of the Partnership, for so long as any Loan remains outstanding, in the event of any conflict or inconsistency between the provisions contained in this Section 2.10 and the other provisions of this Agreement, the provisions contained in this Section 2.10 shall control and govern. Capitalized terms not otherwise defined in this Section have the meanings set forth in the Loan Agreement.

(b) The Partnership does not and shall not:

(i)	engage in any business or activity other than as set forth in Section 2.3 hereof;

(ii)	acquire or own any assets other than (A) the rights, title and interests granted to the Partnership under the Skylift Lease, and (B) as expressly permitted by the Loan Documents;

(iii)	except as otherwise permitted under the Loan Documents, merge into or consolidate with any Person, or, to the fullest extent permitted by law, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without the prior written consent of Lender and, after a securitization, if any, written confirmation from each of the applicable Rating Agencies that the same shall not result in the qualification, withdrawal or downgrade of the initial, or if higher then current, ratings issued in connection with a securitization;

(iv)	fail to observe all organizational and partnership governance formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)	except as otherwise permitted under the Loan Documents, own any subsidiary, or make any investment in, any Person, without the prior written consent of Lender and, after a securitization, if any, written confirmation from each of the applicable Rating Agencies that the same shall not result in the qualification, withdrawal or downgrade of the initial, or if higher then current, ratings issued in connection with a securitization;

(vi)	except as otherwise permitted under the Loan Documents, commingle its funds or assets with the funds or assets of any other Person;

(vii)	without the prior written consent of the Lender, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) pursuant to the Loan or as permitted or contemplated by the Loan Documents, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors (including obligations in respect of alterations, replacements and capital improvements permitted under the Loan Documents), to the extent permitted in the Loan Agreement, and/or (C) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to personal property on commercially reasonable terms and conditions, to the extent permitted in the Loan Agreement;

(viii)	fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents as official records and separate and apart from those of any other Person; except that Partnership’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate; provided that the Partnership is properly reflected and treated as a separate legal entity in such consolidated financial statements;

(ix)	enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Partnership, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)	maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)	except as otherwise expressly permitted by the Loan Documents, assume, guaranty or become obligated for the debts of any other Person (other than any commercially reasonable guaranty of any Affiliate-lessee’s obligations under any management agreement consented to by Lender), hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)	except as otherwise permitted under the Loan Documents, make any loans or advances to any Person or hold evidence of indebtedness issued by any other Person or Entity without the prior written consent of Lender and, after a securitization, if any, written confirmation from each of the applicable Rating Agencies that the same shall not result in the qualification, withdrawal or downgrade of the initial, or if higher then current, ratings issued in connection with a securitization;

(xiii)	fail to file either its own tax returns or, if applicable, a consolidated federal income tax return, as required by applicable Legal Requirements;

(xiv)	fail either to hold itself out to the public as a legal entity separate and distinct from any other Person (and not as a division or part of any other person) or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)	fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi)	notwithstanding any provision of this Agreement or provision of law that otherwise empowers the Partnership or any Person on behalf of the Partnership, without the unanimous written consent of all of its partners, and the written consent of 100% of the directors of the SPE General Partner, (A) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official, (C) take any action that might cause such entity to become insolvent or otherwise seek any relief under any laws relating to the relief of debts or the protection of creditors generally, or (D) make an assignment for the benefit of creditors;

(xvii)	fail to establish and maintain an office through which its business shall be conducted separate and apart from that of any of its Affiliates, or fail to fairly and reasonably allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses, or fail to use separate stationery, invoices and checks. The stationery, invoices and checks utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the other entity agent;

(xviii)	fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees, if any) only from its own funds;

(xix)	acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable, or have its obligations guaranteed by any Affiliate, except as contemplated by the Loan Documents;

(xx)	violate or cause to be violated the assumptions made with respect to Partnership and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan;

(xxi)	fail to hold its assets in its own name;

(xxii)	fail to cause the Limited Partner, the General Partner and all other representatives of the Partnership to act at all times, with respect to the Partnership, consistently and in the best interest of the Partnership; or

(xxiii)	fail to maintain a sufficient number of employees in light of its contemplated business operations.

(c) The SPE General Partner (i) will not engage in any business or activity other than as set forth in its certificate of incorporation, (ii) will not acquire or own any assets other than its equity interest in Partnership and as permitted in the Loan Documents; and (iii) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), except as permitted by the Loan Documents. Prior to the withdrawal of any SPE General Partner from the Partnership, the Partnership shall immediately appoint a new general partner whose articles of formation (or other applicable formation and entity documentation) are substantially similar to those of such SPE General Partner and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE General Partner and its equity owners.

(d) The Partnership shall not allow direct or indirect transfers of ownership interests in or control rights over the Partnership or the Property that would violate the provisions of any Loan Agreement.

(e) The Partnership’s obligation hereunder, if any, to indemnify its directors and officers, partners, or members or managers, as applicable, is hereby fully subordinated to each of the Loan and the Loan Documents, and no indemnity payment from funds of the Partnership (as distinct from funds from other sources, such as insurance) of any indemnity hereunder, if any, shall be payable from amounts allocable to any other person pursuant to the Loan Documents.

(f) The Partnership shall not, without the prior written consent of the Lender, issue any additional partnership interests of the Partnership other than its initial issuance of partnership interests issued on or prior to the date hereof.

(g) This Section 2.10 may not be modified, altered, supplemented or amended unless the Rating Agency Condition is satisfied and all Partners have consented thereto, upon unanimous approval of all directors of the SPE General Partner. As used herein, the term “Rating Agency Condition” shall mean (i) with respect to any action taken at any time before the Loan has been sold or assigned to a securitization trust, that the Lender has consented in writing to such action, and (ii) with respect to any action taken at any time after such Loan has been sold or assigned to a securitization trust, that (A) the Lender has consented in writing to such action, and (B) each Rating Agency (defined below) shall have been given ten (10) days prior notice thereof and that each of the Rating Agencies shall have notified the Lender in writing that such action will not result in a downgrade, reduction or withdrawal of the then current rating by such Rating Agency of any of securities issued by such securitization trust. As used herein, the term “Rating Agency” shall mean each of mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. and Fitch, Inc., or any other nationally-recognized statistical rating agency which has been approved by the Lender.

2.11 Other Activities of Partners. Subject to Sections 2.3 and 2.10, each Partner (and its Affiliates) may have other business interests and may engage in other activities in addition to those relating to the Partnership, regardless of whether the same compete with the activities of the Partnership. Neither the Partnership nor any Partner (nor any Affiliate of any Partner) will have any right, by virtue of this Agreement, to share or participate in such other investments or activities of any Partner or its Affiliates or to the income or proceeds derived therefrom. No Partner (or any of its Affiliates) will incur liability to the Partnership or to any of the other Partners (or its Affiliates) as a result of engaging in any other business or venture regardless whether the same compete with the activities of the Partnership.

2.12 Loan Documents. The Partnership and the General Partner on behalf of the Partnership, may enter into and perform the Loan Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Partner or other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Partnership or the General Partner to enter into other agreements on behalf of the Partnership.

ARTICLE III - CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS; LOANS

3.1 Capital Contributions. No additional Capital Contributions are presently required.

3.2 Percentage Interests. The Percentage Interests of the Partners are:

General Partner	0.01%
Limited Partner	99.99%

Total	100.00%

3.3 Withdrawal; Return of Capital; Interest. Except as specifically provided herein, no Partner will be entitled to any distributions from the Partnership or to withdraw any part of such Partner’s Capital Contribution prior to the Partnership’s dissolution and liquidation, or when such withdrawal of capital is permitted, to demand distribution of property other than money. No Partner will be entitled to interest on its Capital Contribution.

ARTICLE IV - ALLOCATION OF NET INCOME AND NET LOSS; ETC.

4.1 Net Income and Net Loss.

(a) Net Income and Net Loss for any Fiscal Year, calendar quarter or other applicable period will be allocated among the Partners in accordance with and in proportion to their respective Percentage Interests.

4.2 Special Allocations.

(a) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Partnership Minimum Gain during any taxable year or other period for which allocations are made, prior to any other allocation under this Agreement, each Partner will be specially allocated items of income and gain relating to that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Partner’s share of the net decrease in Minimum Gain during such year as determined in accordance with Regulation Section 1.704-2(g)(2). The items to be allocated will be determined in accordance with Regulation Section 1.704-2(f).

(b) Partner Non-recourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Partner Non-recourse Debt Minimum Gain attributable to a Partner Non-recourse Debt, each Partner who has a share of the Partner Non-recourse Debt Minimum Gain attributable to such Partner Non-recourse Debt, determined in accordance with Regulation Section 1.704-2(i)(5), will be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Non-recourse Debt Minimum Gain attributable to such Partner Non-recourse Debt, determined in accordance with Regulation Section 1.704-2(i)(4).

(c) Qualified Income Offset. A Partner who unexpectedly receives any adjustment, allocation or distribution described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible.

(d) Gross Income Allocations. Each Partner who has an Adjusted Capital Account Deficit at the end of any Fiscal Year will be specially allocated, as quickly as possible, items of gross income and gain in the amount of such deficit.

(e) Non-recourse Deductions. Non-recourse Deductions for any Fiscal Year or other period for which allocations are made will be allocated among the Partners in proportion to their respective Percentage Interests.

(f) Partner Non-recourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Partner Non-recourse Deductions for any Fiscal Year or other period for which allocations are made will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Non-recourse Debt to which the Partner Non-recourse Deductions are attributable in accordance with Regulation Section 1.704-2(i).

(g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulation Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulation Section 1.704-1(b)(2)(iv)(m).

(h) Interest in Partnership. Notwithstanding any other provision of this Agreement, no allocation of Net Income or Net Loss or item of Net Income or Net Loss will be made to a Partner if the allocation would not have “economic effect” under Regulation Section 1.704-1(b)(2)(ii). The Tax Matters Partner, upon advice of independent tax counsel to the Partnership and with the consent of the General Partner, will have the authority to reallocate any item in accordance with this Section 4.2(h).

(i) Corrective Allocations. If the Partnership is required by Sections 4.2(c), (d), (f) and (h) above to make an allocation in a manner less favorable to the Partners than is otherwise provided for in this Article IV, the Partnership will, upon the advice of the Partnership’s independent tax counsel that they are so permitted under Section 704(b) of the Code and the Regulations thereunder or other Code provisions, allocate Net Income or Net Loss arising in later Fiscal Years so as to bring the allocations of Net Income or Net Loss to the Partners as nearly as possible to the allocations thereof otherwise contemplated by this Article IV as if such allocation were not made.

4.3 Tax Allocations. Any recapture of depreciation pursuant to Sections 1245 or 1250 of the Code will be allocated to the Partners which realized the benefit of the deductions attributable to such recapture.

4.4 Tax Withholding. The Partnership will be authorized to pay, on behalf of any Partner, any amounts to any federal, state, provincial, territorial, local or foreign taxing authority, as may be necessary for the Partnership to comply with tax withholding provisions of the Code or other applicable income tax or revenue laws of any taxing authority. To the extent the Partnership pays any such amounts that it may be required to pay on behalf of a Partner, such amounts will be treated as a distribution to such Partner and will reduce the amount otherwise distributable to such Partner. To the extent any amount so withheld exceeds the cash otherwise distributable to such Partner, such expense will be deemed a loan to the Partner bearing interest at the “prime” rate published from time to time by The Wall Street Journal, Eastern Edition, payable out of any future distributions, and if not earlier repaid upon termination of the Partnership or the sale or other disposition of all or a portion of such Partner’s Partnership Interest.

ARTICLE V - DISTRIBUTIONS

5.1 Distributable Cash. Subject to applicable law, Distributable Cash, if any, will be distributed at such times and from time to time as the General Partner determines, pro rata among the Partners in accordance with their respective Percentage Interests.

5.2 Sale and Liquidation Proceeds. Notwithstanding anything herein to the contrary, the proceeds from the sale or other disposition of the Property in connection with the liquidation of the Partnership will be distributed in accordance with the provisions of Section 10.5.

ARTICLE VI - ACCOUNTING AND ADMINISTRATIVE MATTERS

6.1 Books and Records. The General Partner will cause the Partnership to maintain true, complete and correct books of account of the Partnership, all in accordance with generally accepted accounting principles applied on a consistent basis. The books of account will contain particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of accounts kept by persons engaged in a business of a like kind and character. In addition, the Partnership will keep all records required to be kept pursuant to the Act. A Partner will, upon prior written notice and during normal business hours, have access to the information described in Section 17-305 of the Act, for the purpose of inspecting or, at the expense of such Partner, copying the same. Any Partner reviewing the books and records of the Partnership pursuant to the preceding sentence will do so in a manner which does not unduly interfere with the conduct of the business of the Partnership and the General Partner.

6.2 Reports. The General Partner will have the Partnership prepare, or cause to be prepared, and will furnish to each Partner quarterly operating reports and quarterly and annual financial statements for the Partnership, all prepared in accordance with generally accepted accounting principles, modified to the extent that such reports and financial statements will include footnotes describing only Affiliate transactions. Quarterly operating reports will be provided within fifteen (15) days following the end of each calendar quarter; quarterly financial statements will be provided within twenty-five (25) days following the end of each calendar quarter; and annual unaudited financial statements will be provided within forty-five (45) days following the end of each Fiscal Year. Upon demand of any Partner the annual financial statement will be audited by an independent public accounting firm. Additionally, the Partnership will prepare, or cause to be prepared, and will furnish to each Person who was a Partner during a Fiscal Year, within ninety (90) days after the close of such Fiscal Year, a Schedule K-1 or such other form as will be necessary to advise all Partners relative to their investment in the Partnership for federal, state, local, provincial, territorial and foreign income tax reporting purposes.

6.3 Tax Matters Partner. The General Partner will be the “Tax Matters Partner,” as such term is defined in Section 6231(a)(7) of the Code. In connection therewith and in addition to all other powers given thereunto, General Partner will have all other powers necessary or appropriate to fully perform such role, including without limitation the power to retain all attorneys and accountants of its choice and the right to settle any audits without the consent of the Partners. The designation of General Partner as Tax Matters Partner is hereby expressly consented to by each Partner as an express condition to becoming a Partner.

6.4 Tax Elections. All elections required or permitted to be made by the Partnership under any applicable tax laws will be made by the General Partner.

6.5 Withholding of State or Local Taxes. Notwithstanding any provision of this Agreement to the contrary, if the General Partner, in its sole discretion, determines that the laws and regulations of any state or locality in which the Partnership is engaged in business require the Partnership to withhold state or local taxes on the income allocated (or distributions made) to any Partner, then the General Partner is authorized to cause the Partnership to withhold from amounts otherwise distributable under this Agreement such amounts as the General Partner will determine in its sole discretion are necessary or appropriate to apply to the satisfaction of the Partnership’s state or local tax withholding requirement with respect to such Partner. Any amount so withheld will be charged to that Partner’s Capital Account as if the amount had been distributed to such Partner. Neither the Partnership nor the General Partner will have any liability to any Partner for any decision under this provision to withhold or not to withhold amounts otherwise distributable to such Partner, provided that such decision is made in good faith.

ARTICLE VII - MANAGEMENT OF PARTNERSHIP

7.1 The General Partner.

(a) General Partner. Except as specifically provided herein, the management and control of the Partnership will be vested exclusively in the General Partner (or such other Person as may succeed the General Partner in accordance with this Section 7.1, as the General Partner). The General Partner will be responsible for the establishment of policy and operating procedures respecting the business affairs of the Partnership, the day-to-day operation of the Partnership’s business, hiring and firing of employees and the delegation of duties thereto as herein contemplated. Subject to the provisions of Section 7.2, the General Partner will have the power and authority to take any actions not prohibited under the Act or which are otherwise conferred or permitted by law, which it believes are necessary, proper, advisable or convenient to the discharge of its duties under this Agreement or applicable law to conduct the business and affairs of the Partnership, including, but not limited to, the power and authority to execute agreements and other documents on behalf of the Partnership. Except as provided in Section 7.2, with respect to those matters specifically reserved to the Partners, the General Partner will have the right, power and authority to take the following actions on behalf of the Partnership:

(i)	Operate the Business in the ordinary course and execute and deliver such agreements, documents and instruments as the General Partner deems necessary or appropriate in connection therewith;

(ii)	Sell, lease, exchange, mortgage, or otherwise dispose of the Partnership’s assets or any interest therein in the ordinary course of business and in conjunction with the Loan, subject to the limitations contained in the Loan Documents and elsewhere in this Agreement;

(iii)	Protect and preserve the titles and interests of the Partnership with respect to the assets owned by the Partnership;

(iv)	Keep all books of account and other records of the Partnership, in accordance with the terms of this Agreement;

(v)	Subject to the limitations set forth in this Agreement, enter into such agreements, contracts, documents, and instruments as may be necessary, incidental or appropriate to carry out the purposes and Business of the Partnership, perform such acts with respect to and carry out the responsibilities of the Partnership with regard to such agreements, contracts, documents and instruments, including, without limitation, any management, operating, and leasing agreements, and the Related Agreements (hereinafter defined);

(vi)	Prepare and file all necessary reports, statements, tax returns and other documents with local, state, federal or foreign agencies or departments in connection with the Business;

(vii)	If applicable, procure and maintain, at the expense of the Partnership, insurance policies covering the Property and the operations of the Property;

(viii)	Engage, retain and enter into business relationships, on behalf of the Partnership, with architects, engineers, accountants and attorneys and other professionals and consultants, including, subject to Section 7.6 hereof, those affiliated with or employed by a Partner, necessary or appropriate to carry out the Business;

(ix)	Determine and prepare on an annual basis, all operating and other budgets for the Partnership and distribute such budgets to the Partners;

(x)	Comply with all laws, ordinances, orders, rules, regulations and other requirements of all federal, state and local, governments, courts, departments, commissions, boards and officers;

(xi)	To the extent that funds of the Partnership are available from time to time, pay all current debts and other obligations of the Partnership, including all fees and expenses incurred in the organization of the Partnership, and to invest funds as temporarily are not required for Partnership purposes in any short-term, highly liquid investments with appropriate safety of principal;

(xii)	Subject to the limitations set forth in Section 7.2, make, execute, deliver and perform, on behalf of the Partnership, any promissory note, mortgage, deed of trust, security agreement, guarantee, indemnity bond, surety bond, accommodation paper or other instrument to evidence any debt or obligation, and/or renewal or extension of any of the foregoing, which has been approved by the Partners;

(xiii)	Distribute the Distributable Cash of the Partnership as provided in Article V hereof;

(xiv)	Obtain and maintain, in the name of each Partner and the name of the Partnership, as may be required by applicable law, such licenses, permits and other governmental authorizations as are necessary for the lawful conduct of the Partnership’s business;

(xv)	Establish any reserves deemed necessary or advisable by the General Partner; and

(xvi)	Make ministerial amendments, including any amendments to cure any ambiguity or correct or supplement any inconsistent provision of this Agreement, to make any amendments required in connection with any filing or otherwise required by any state securities laws or regulations, and to make any amendments to this Agreement which are approved or authorized in accordance with Section 14.2.

(b) Delegation of Powers. The General Partner may delegate its authority and powers, but not its responsibilities, to employees of the General Partner or of the Partnership or affiliates of any Partner, or to any other Person.

7.2 Actions Requiring Partner Approval. Notwithstanding anything in this Agreement to the contrary, except as set forth in Section 2.12, no action will be taken, sum expended, decision made or obligation incurred with respect to a matter within the scope of any of the major decisions enumerated below (each, a “Major Decision” and, collectively, “Major Decisions”), unless such Major Decision has been approved by all of the Partners. The Major Decisions are comprised of those set out below and those elsewhere specified in this Agreement as being Major Decisions:

(a) selling, exchanging, leasing, mortgaging, pledging or otherwise transferring, encumbering or disposing of the Partnership’s interests in the Skylift Lease;

(b) purchasing or leasing any real property (or purchasing leasing any personal property);

(c) borrowing money or incurring or refinancing indebtedness in the name of the Partnership, except for that contemplated by the Loan Documents, or guaranteeing the obligations of any Person;

(d) lending money or extending credit to anyone;

(e) amending, modifying, waiving or repealing any provisions of this Agreement, except as otherwise contemplated in Section 14.2;

(f) except as otherwise provided in Article IX, issuing or assigning any Partnership Interests or permitting the transfer of any Partnership Interests in the Partnership;

(g) reorganizing the Partnership, causing the Partnership to merge or consolidate with or into another Entity or sell all or substantially all of its assets to another Entity, or acquiring another Entity or substantially all the assets of another Entity;

(h) to the fullest extent permitted by law, dissolving or liquidating the Partnership, in whole or in part, or instituting proceedings for the Partnership to be adjudicated bankrupt or insolvent or taking any action that might cause the Partnership to become insolvent;

(i) consenting to the institution of bankruptcy or insolvency proceedings against the Partnership;

(j) file a petition seeking or consenting to reorganization or relief with respect to the Partnership under any applicable federal or state law relating to bankruptcy or insolvency;

(k) consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Partnership or a substantial part of its property;

(l) making a general assignment for the benefit of creditors of the Partnership;

(m) making any admission in writing to creditors of the Partnership that it is unable to pay its debts generally as they become due;

(n) materially modifying, changing or amending any agreement or arrangement which is the subject of the matters referred to in this Section or any of the Related Agreements described in Section 7.6; and

(o) taking any action in furtherance of the actions set forth in clauses (a) through (n) of this Section 7.2.

7.3 Compensation; Reimbursement of Expenses. Except as provided by a separate written agreement approved by a Majority in Interest of the Partners or in the Related Agreements, neither the General Partner nor any other Partner will receive compensation for its services to the Partnership in such capacity. As soon as practicable hereafter, the Partnership will reimburse the General Partner for all Organizational Expenses incurred by the General Partner. Additionally, the Partnership will reimburse the General Partner for all Operating Expenses incurred by the General Partner. As used herein, “Operating Expenses” will include, but not be limited to the following (excluding, however, any costs or expenses listed below which constitute Organizational Expenses):

(a) all costs of personnel employed or otherwise engaged by or on behalf of the Partnership and directly involved in the operation of the Partnership; taxes on Partnership property and investments and other taxes, including, without limitation, sales taxes owed by the Partnership; fees and expenses paid to consultants, bankers, independent contractors, insurance brokers and other brokers and agents; and expenses in connection with the maintenance, and operation of the Partnership, the Business, and the Property;

(b) all third party accounting, legal, and other professional and reporting fees and expenses and other costs incurred, including those of the General Partner in connection with maintaining the books and records of the Partnership, preparing the budgets and business plans with respect to the Business, preparing the financial statements and other related documents as described in this Agreement, preparation and documentation of Partnership bookkeeping, and accounting; economic surveys, cash flow projections, and working capital requirements; preparation and documentation of Partnership state and federal tax returns; printing and other expenses and taxes incurred in connection with the issuance, distribution, transfer, and recordation of documents in connection with the business of the Partnership;

(c) expenses in connection with distributions made by the Partnership to, and communications, bookkeeping, and clerical work necessary in maintaining relations with, the Partners, including expenses in connection with preparing and mailing financial statements and reports required to be furnished to the Partners pursuant to this Agreement;

(d) expenses of dissolving, terminating, reforming, liquidating, or winding up the Partnership;

(e) costs incurred in connection with any litigation in which the Partnership is involved as well as any examination, investigation, or other proceeding conducted by any governmental agency of the Partnership, including legal and accounting fees incurred in connection therewith;

(f) costs of any third party services performed for the Partnership, including costs of any accounting, statistical, or bookkeeping services necessary for the maintenance of the books and records of the Partnership, and the expenses of professionals employed by the Partnership in connection with any of the foregoing, including attorneys, accountants, consultants, architects, engineers, planners, contractors, brokers and appraisers;

(g) costs and expenses related to fringe benefits (including bonuses and other cash compensation), medical and health insurance, group life insurance and other benefits, and payroll taxes payable to or with respect to such employees; and

(h) travel expenses of the personnel of the General Partner and its Affiliates allocable to the Partnership.

7.4 No Authority of Limited Partner. No Limited Partner has the power or authority to bind the Partnership, or any other Partner or to authorize any action to be taken by the Partnership, or to act as agent for the Partnership or any other Partner, unless that power or authority has been specifically delegated or authorized by action of the Partners.

7.5 Action of Partners by Written Consent. Any action of the Partners will be taken without a meeting by a consent in writing, setting forth the action so taken, signed by a Majority in Interest of the Partners (or greater majority, as applicable); provided, however, that notice of such consent will be delivered to all Partners no later than at least ten days after the written action is signed by the Partners taking the action.

7.6 Transactions with Partners or Affiliates.

(a) Permitted Transactions. Subject to Section 2.10, the Partnership may engage in transactions with Partners or their Affiliates; provided, however, that the Partners are made aware of the material facts as to the relationship of the party to the Partnership, the compensation provided for is fair and reasonable or the contract or transaction is specifically approved or ratified in good faith by vote of a Majority in Interest of the non-affiliated or disinterested Partners. In accordance with the foregoing limitations, the Partnership may enter into agreements with Limited Partner or one or more of its Affiliates in accordance with which such Persons will provide to the Partnership certain services and receive from the Partnership certain compensation, all as provided therein (the “Related Agreements”).

ARTICLE VIII - LIMITATION ON LIABILITY AND INDEMNIFICATION

8.1 Exculpation of Liability. To the fullest extent permitted by law, no Partner, including the General Partner, or any of their Affiliates, or any officer, director, shareholder, partner, member, principal, employee or agent of the foregoing (each, an “Exculpated Party”), will be liable, in damages or otherwise, to the Partnership or to any of the Partners for any act or omission by any such Exculpated Party pursuant to the authority granted by this Agreement, unless such act or omission results from fraud, gross negligence, or willful misconduct. To the fullest extent permitted by law, the Partnership will indemnify, defend and hold harmless each Exculpated Party from and against any and all claims or liabilities of any nature whatsoever, including reasonable attorneys’ fees, arising out of or in connection with any action taken or omitted by an Exculpated Party pursuant to the authority granted by this Agreement or otherwise, except where attributable to the fraud, gross negligence, or willful misconduct of such Exculpated Party; provided, however, that the foregoing indemnification shall be fully subordinated to the Loan and any other obligations respecting the Property, and shall not constitute a claim against the Partnership in the event that cash flow is insufficient to pay such obligations. To the fullest extent permitted by law, each Exculpated Party will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the manner at issue, and any act or omission of such Exculpated Party pursuant to such advice will in no event subject such Exculpated Party to liability to the Partnership or any Partner.

8.2 Liability of Exculpated Parties and Partners.

(a) In carrying out their respective powers and duties hereunder, each Exculpated Party (as defined in Section 8.1 above) will exercise its best efforts and, to the fullest extent permitted by law, will not be liable to the Partnership or to any Partner for any actions taken or omitted to be taken in good faith and reasonably believed to be in the best interest of the Partnership or for errors of judgment made in good faith.

(b) To the fullest extent permitted by law, a Partner who ceases to be a Partner will not be liable for or on account of obligations or liabilities of the Partnership incurred subsequent to its ceasing to be a Partner.

8.3 Indemnification of Partners and Affiliates. In any pending or completed action, suit, or proceeding to which a Partner or any of its Affiliates (which for purposes of this Section will include in each case the officers, directors, shareholders, partners, members, principals, employees, or agents of the foregoing) is or was a party by reason of the fact that such Partner or Affiliate (a) is or was a Partner, or (b) is an Affiliate of a Partner, to the fullest extent permitted by law, the Partnership will hold harmless and indemnify such Partner or Affiliate harmless from and against any and all losses, harm, liabilities, damages, costs, and expenses (including, but not limited to, attorneys’ fees, judgments, and amounts paid in settlement) incurred by the Partner or Affiliate in connection with such action, suit, or proceeding if the Partner or Affiliate determined in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Partnership, and provided that such Partner’s or Affiliate’s conduct does not constitute gross negligence, willful misconduct, or breach of fiduciary duty (as modified by this Agreement) to the Partners or the Partnership.

8.4 Advancement of Legal Costs and Expenses. To the fullest extent permitted by law, the Partnership will advance Partnership funds to the Partner or its Affiliates for legal expenses and other costs incurred as a result of any legal action if the following conditions are satisfied: (a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership; (b) the legal action is initiated by a third party who is not a Partner, or the legal action is initiated by a Partner and a court of competent jurisdiction specifically approves such advancement; and (c) the Partner or its Affiliates undertake to repay the advanced funds, together with interest at the rate of prime plus one percent (1%), to the Partnership in cases in which the Partner or such Affiliates are not entitled to indemnification under this Article VIII.

8.5 Provisions Not Exclusive. The exculpation of liability and indemnification provided by this Article VIII will not be deemed exclusive of any other limitation on liability or rights to which those seeking indemnification may be entitled under any statute, agreement, vote of Partners or otherwise.

8.6 Insurance. The Partnership may purchase insurance to insure against the liabilities contemplated by this Article VIII, and pay when due (without any acceleration caused by the Partnership) the scheduled obligations due to the Interested Parties (defined below) of the Partnership.

8.7 Loan. Notwithstanding anything contained in this or any other organizational document to the contrary, any obligation that the Partnership may owe to any of its officers, directors, partners, members, shareholders or affiliates (collectively, “Interested Parties”), whether characterized as a salary, fee or indemnification, will not constitute a claim against the Partnership until, and will be subject to and fully subordinate to, the prior payment in full of the Loan; provided however, so long as no Default or Event of Default exists under the Loan Documents to the extent the Partnership has cash flow or other available liquid assets (exclusive of any of reserve accounts to be maintained under the Loan Documents) in excess of the amount necessary to make current payments of principal and interest due under the Loan Documents, the Partnership may pay when due (without any acceleration caused by the Partnership) the scheduled obligations due to the Interested Parties of the Partnership.

ARTICLE IX - TRANSFER OF PARTNERSHIP INTERESTS; ADMISSION OF NEW PARTNERS; PURCHASE OPTION UPON BANKRUPTCY

9.1 Restriction on Transfer. Except as otherwise specifically set forth in this Agreement, no Partner may Transfer its Partnership Interest without the approval of all of the Partners, and if so required by the Loan Documents, without the approval of the Lender, and otherwise in accordance with the provisions of this Article IX. As used in this Article IX, the term “Transfer” also includes a Transfer of all or any portion of any holder of any ownership, voting, or beneficial interest in a Partner such that this Article IX will apply to any disposition, alienation or encumbrance of any capital stock or other equity, voting or other beneficial interest in a Partner.

Any purported Transfer, no matter how effected, which does not comply with the terms, conditions and procedures of this Agreement will, to the fullest extent permitted by law, be null and void and will not result in a transfer of any interest in the Partnership. If any purported Transfer occurs, the Partnership and/or any of the other Partners may bring an action against the violating Partner at law or in equity and will be entitled to enjoin the Transfer to the fullest extent permitted by law.

Notwithstanding the foregoing or any other provision in this Agreement to the contrary, but subject to the requirements of Section 9.2 below, a Partner may Transfer its entire, but not less than its entire, Partnership Interest to any of its majority or wholly owned subsidiaries or Affiliates and, upon such sale, assignment or transfer, such subsidiary or Affiliate will be entitled to become a substituted Partner with respect to such Partnership Interest, subject to the provisions of this Article IX, so long as the General Partner and Limited Partners do not transfer their entire Partnership Interests to the same person or entity.

9.2 Right of Assignee to Become a Limited Partner. An assignee of a Partnership Interest, including an assignee of a General Partner, may become a limited partner (a “Substituted Limited Partner”) only upon the written consent of all of the Partners. A Substituted Limited Partner has, to the extent assigned, the rights and powers and is subject to the restrictions and liabilities, of a Limited Partner under this Agreement and the Act. A Substituted Limited Partner also is liable for the obligations of his assignor to make and return contributions as provided in the Act, and for all other liabilities of the assignor, whether known or unknown to assignee, at the time he became a Substituted Limited Partner. If an assignee of a Partnership Interest becomes a Substituted Limited Partner, the assignor is not released from his liability to the Partnership as provided in the Act. As a condition to the admission of an assignee of a Limited Partner as a Substituted Limited Partner, such assignee will execute and acknowledge such instruments, in form and substance satisfactory to the General Partner, as the General Partner will deem necessary or desirable to effectuate the substitution and to confirm the agreement of the person being admitted as the Substituted Limited Partner to be bound by all the terms and provisions of this Agreement. The Substituted Limited Partner will pay all reasonable expenses in connection with its admission to the Partnership, including, but not limited to, legal fees and other costs of preparing, filing and publishing any amendment to this Agreement or to the Certificate deemed necessary or desirable by the General Partner.

9.3 Terms of Admission of New Partners; Creation of Classes of Partners. The General Partner, with the prior consent of a Majority in Interest of the Limited Partners, will have the right to admit one or more new Limited Partners in exchange for contributions of property, cash, services or no contribution, on such terms as the General Partner may determine. In connection with the addition of new Limited Partners, all of the Partners may, by unanimous vote, create series or classes or groups of Partners (including existing Partners) having such relative rights, powers and duties as the Partners may from time to time establish. The General Partner may amend this agreement to reflect changes in Percentage Interests resulting from the issuance of Partnership Interests or resulting from the redemption of Partnership Interests.

9.4 Bankruptcy or Insolvency of a Partner; Purchase Option.

(a) A Limited Partner may not withdraw from the Partnership prior to the dissolution and winding up of the Partnership. In the event that there is more than one (1) Limited Partner, if a Limited Partner becomes a Bankrupt Partner, which event shall constitute a breach of this Agreement by such Limited Partner, and shall, in accordance with Section 17-306 of the Act, permit the remaining Partner or Partners or their nominees (whether one or more, the “Remaining Partner”), as a specified penalty or consequence thereof, to forthwith become vested with the exclusive right and option, to be exercised in writing to the Bankrupt Partner, for a period of sixty (60) days after the Remaining Partner has received written notice from the Bankrupt Partner of the occurrence of any Event of Bankruptcy (which notice will be delivered within three (3) Business Days after such occurrence), to elect to purchase the entire interest of the Bankrupt Partner at a purchase price determined in accordance with subsections (c) and (d) of this Section 9.4.

(b) Bankrupt Partner (or its legal representative) whose entire right, title and interest is to be purchased and succeeded to by the Remaining Partner pursuant to this Section 9.4 will, within ten (10) days after receipt of notice from the Remaining Partner of his or its intent to purchase the entire interest of the Bankrupt Partner, execute and deliver such deeds, bills of sale and other instruments as will reasonably be requested by such Remaining Partner to effect the conveyance and transfer of the entire right, title and interest of such Bankrupt Partner in the Partnership, and will, to the extent requested by the Remaining Partner, cooperate to effect a smooth and efficient continuation of the Partnership affairs. If the Bankrupt Partner disputes the right of the Remaining Partner to purchase and succeed to the Bankrupt Partner’s entire right, title and interest in the Partnership, such Bankrupt Partner will nevertheless execute instruments and cooperate with the Remaining Partner pursuant to the immediately preceding sentence, without, however, being deemed to have waived his or its rights to damages if the Remaining Partner will have purchased and succeeded to the interest of the Remaining Partner under this Section 9.4 without having the right to do so. To the fullest extent permitted by law, the Bankrupt Partner will indemnify and hold the Remaining Partner harmless from and against all loss, liability, cost or expense (including reasonable attorneys’ fees) suffered or incurred by the Remaining Partner if the Bankrupt Partner will fail to properly execute instruments and cooperate with the Remaining Partner pursuant to, or will otherwise fail to perform, the provisions of this Section 9.4.

(c) Upon compliance by the Bankrupt Partner with the provisions of the immediately preceding subsection (b) of this Section 9.4, the Remaining Partner succeeding to the entire right, title and interest of the Bankrupt Partner in the Partnership will pay to such Bankrupt Partner the “Fair Value” thereof (such value to be determined as of the date the Remaining Partner serves notice on the Bankrupt Partner of its intent to purchase the Bankrupt Partner’s interest) within thirty (30) days thereafter. The “Fair Value” of the Partnership and of the interest of the Bankrupt Partner therein will be determined pursuant to subsection (d) below.

(d) In the event the Fair Value of the Partnership, and of the Bankrupt Partner’s interest therein, is to be determined pursuant to this Section 9.4 or any other provision of this Agreement or the Act, “Fair Value” of the Partnership will be determined by the average of two independent appraisals, with the first appraiser chosen by the Partnership and the other to be chosen by the representatives of the Bankrupt Partner within fifteen (15) days after they receive notice of the appointment of the first appraiser and if they fail to timely appoint the second appraiser, the determination of the first appraiser of the Fair Value of the Partnership will be binding on all parties. The Fair Value of the Partnership Interest of the Bankrupt Partner will be the amount such Partner would receive if the assets of the Partnership were sold for the Fair Value of the Partnership, its liabilities were paid, gain or loss from the sale was allocated in accordance with this Agreement, and the sales proceeds were distributed in accordance with the provisions of Section 10.5.

ARTICLE X - DISSOLUTION AND TERMINATION

10.1 Dissolution. Except as provided in Section 10.2, the Partnership will continue in effect until earlier dissolved and its affairs wound up upon the first to occur of the following:

(a) Subject to Sections 7.2 and 2.10(b) hereof, the vote of all of the Partners to dissolve the Partnership;

(b) The entry of a decree of judicial dissolution with respect to the Partnership under Section 17-802 of the Act;

(c) Subject to Sections 7.2 and 2.10(b) hereof, sale or other disposition of all or substantially all of the Partnership’s non-cash assets;

(d) The General Partner’s ceasing to be the general partner of the Partnership under the Act (except in connection with the transfer by the General Partner of its entire Partnership Interest and the admission of such transferee as the general partner of the Partnership effective immediately prior to such transfer in accordance with this Agreement (any such transfer being hereby authorized to continue the Business of the Partnership without dissolution)), except that the Partnership shall not be dissolved if the Partnership is continued without dissolution in accordance with the Act and Section 10.2 below;

(e) The last remaining Limited Partner’s ceasing to be a limited partner in the Partnership under the Act (except in connection with the transfer by the Limited Partner of its entire Partnership Interest and the admission of such transferee as a limited partner in the Partnership effective immediately prior to such transfer in accordance with this Agreement), except that the Partnership shall not be dissolved if the Partnership is continued without dissolution in accordance the Act; or

(f) The occurrence of any other event causing the dissolution of a limited partnership under the laws of the State of Delaware.

10.2 No Dissolution - Reformation. If an Event of Dissolution described in Section 10.1(d) above occurs (a “Terminating Event” as to the General Partner as to which the event occurred), the General Partner will cease to be the general partner of the Partnership but the Partnership will not be dissolved and required to be wound up in connection with such event if, pursuant to the following:

(a) If a Loan is outstanding, this Section 10.2(a) shall apply: within ninety (90) days after the date of such event, either (i) the remaining General Partner, if any, continues the business of the Partnership without dissolution (any such remaining General Partner being hereby authorized and obligated to continue the business of the Partnership without dissolution), or (ii) if there is no remaining General Partner of the Partnership, the Limited Partners unanimously vote to continue the business of the Partnership without dissolution and to appoint, effective as of the date of the withdrawal, one or more additional general partners of the Partnership (and if there is no remaining General Partner of the Partnership, such Limited Partners hereby agree to and shall so appoint one or more additional general partners).

(b) If no Loan is outstanding, this Section 10.2(b) shall apply: within ninety (90) days after the date of such event, the remaining General Partner, if any, and the Limited Partners unanimously vote to continue the business of the Partnership without dissolution (any such remaining General Partner(s) being hereby authorized to continue the business of the Partnership without dissolution), and to the appointment of one or more additional general partners of the Partnership if necessary or desired.

If a new substitute General Partner is appointed in accordance with the foregoing provisions, the new substitute General Partner will be promptly admitted to the Partnership effective as of the date of the Terminating Event and will succeed to the powers and duties of the former General Partner. Upon the occurrence of any Terminating Event, the entire Partnership Interest of the former General Partner will, to the fullest extent permitted by law, automatically be converted to a nonvoting limited Partnership Interest.

10.3 Reinstatement. Upon the dissolution of the Partnership by reason of the occurrence of an Event of Dissolution described in Section 10.1(f), the General Partner will, as expeditiously as possible, take such action as may be necessary to avoid the dissolution and winding up of the Partnership, if possible, and continue the business of the Partnership without dissolution.

10.4 Liquidation. Upon dissolution of the Partnership, the Partnership will be wound-up and the General Partner(s), or the Person appointed by the unanimous written consent of the Limited Partners (excluding the Partnership Interest of any General Partner as to which a Terminating Event occurred), if no General Partner remains or none is otherwise able to act (in either case, to the fullest extent permitted by the Act, the “Liquidating Trustee”), will proceed to wind up the Partnership as follows, but in all events subject to Section 17-804 of the Act:

(a) A proper accounting will be made of the assets and liabilities of the Partnership and the Capital Account of each Partner as of the date of dissolution and of the items of income, gain, loss and deduction of the Partnership from the date of the last previous accounting to the date of dissolution.

(b) The affairs of the Partnership, subject to the rights of creditors under Section 17-804 of the Act, will be wound up and the Partners will continue to share items of income, gain, loss and deduction of the Partnership during the winding-up period in accordance with the provisions of Article IV. The winding-up of the affairs of the Partnership and the distribution of its assets will be conducted exclusively by the Liquidating Trustee, who is hereby authorized to do all acts authorized by law for these purposes. The Liquidating Trustee, in carrying out such winding up and distribution, will have full power and authority to sell, assign, transfer and encumber all or any of the Partnership assets.

(c) Upon the completion of the winding up of the Partnership and the distribution of all Partnership assets, the Partnership will terminate upon the Liquidating Trustee’s execution and recording of any and all other documents required to effectuate the termination of the Partnership.

(d) To the fullest extent permitted by law, the Liquidating Trustee will be indemnified and held harmless by the Partnership from and against any and all claims, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Trustee’s taking of or failure to take any action authorized under, or within the scope of, this Agreement; provided, however, that the Liquidating Trustee will not be entitled to indemnification for:

(i)	matters entirely unrelated to the Liquidating Trustee’s actions under the provisions of this Agreement; or

(ii)	fraud, willful misconduct, self-dealing or criminal activity.

10.5 Liquidating Distribution. In the event of the dissolution of the Partnership for any reason, the assets of the Partnership will be distributed in the following rank and order, but in all events subject to Section 17-804 of the Act:

(a) first, to the satisfaction (whether by payment or reasonable provision for payment) of all the debts and liabilities of the Partnership in the order of priority as provided by the Act; and

(b) second, to the Partners in proportion to their positive Capital Accounts after giving effect to the allocations set forth in Article IV hereof, treating any distribution of property as a sale thereof at fair market value.

If the Liquidating Trustee, in its discretion, determines that the distributions will not be timely made, it may distribute all of the assets and liabilities of the Partnership in trust with the Liquidating Trustee, or such other Person as may be selected by the Liquidating Trustee acting as trustee; the purpose of the trust is to allow the Partnership to comply with the timing requirements under Regulation Section 1.704-1(b). The trustees of said trust will distribute the former Partnership assets (however constituted, enhanced or otherwise) as promptly as such trustee deems proper and in the same manner as directed in this Section (without regard to this sentence or the preceding two sentences) and otherwise as required hereunder. The trust will be terminated as soon as possible after the trust property is distributed to the beneficiaries thereof.

Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to the Partners on account of their respective interests in the Partnership if such distribution would violate the Act or any other applicable law.

10.6 No Distributions in Kind. Unless otherwise specifically agreed by all of the Partners, non-cash assets of the Partnership will be sold and none of such assets will be distributed in kind to Partners.

ARTICLE XI - WITHDRAWAL AND ADMISSION

OF GENERAL PARTNERS

The General Partner may not voluntarily withdraw as a general partner of the Partnership. Except as otherwise specifically provided in Article X, no new General Partner may be admitted to the Partnership without the prior approval of all of the Limited Partners.

ARTICLE XII - DEATH, INCOMPETENCY OR BANKRUPTCY

OF A LIMITED PARTNER

To the fullest extent permitted by law, neither the death nor adjudication of incompetency of a Limited Partner, nor the filing of a petition in bankruptcy by or against any Limited Partner and final adjudication of bankruptcy entered therein, nor the making of an assignment for the benefit of its creditors by any Limited Partner will in and of itself cause the dissolution of the Partnership.

ARTICLE XIII - NO PETITION FOR DISSOLUTION

The Partners agree that irreparable damage would be done to the good will and reputation of the Partnership if any Partner should bring an action in any court to dissolve the Partnership and to have a liquidator or receiver for the Partnership appointed. Care has been taken in this Agreement to provide what the parties feel is fair and just payment in liquidation of the Partnership Interests of all Partners. Accordingly, to the fullest extent permitted by law, each Partner hereby waives and renounces any right to file or pursue any such petition for dissolution of the Partnership or to seek the appointment by any court of a liquidator or receiver for the Partnership. If any Partner, in violation of the foregoing provision, does file or pursue any such dissolution or liquidation petition or action in any court, the Partnership and/or any of the other Partners will, to the fullest extent permitted by law, be entitled to an injunction, as a matter of right, against such petition or action.

ARTICLE XIV - MISCELLANEOUS

14.1 Appointment of Attorney in Fact. Each Partner constitutes and appoints the General Partner as its true and lawful attorney to make, execute, sign, swear to, acknowledge and file in his name, place and stead:

(a) any other certificate or instrument which may be required to be filed by the Partnership under the laws of the State of Delaware or any other jurisdiction;

(b) any and all amendments to, or modifications of, this Agreement and/or to the instruments described in subparagraphs (a) and (b) of this Section 14.1 permitted by this Agreement, including specifically, but without limitation, amendments reflecting the admission of substituted or additional Partners pursuant to Article IX (provided that this power will not entitle the General Partner to approve of any amendment of this Agreement on behalf of any Partner);

(c) all documents and instruments which may be required to effectuate the dissolution and termination of the Partnership and cancellation of its Certificate, as from time to time amended; and

(d) such other document or documents or instrument or instruments relating to the Partnership and in keeping with its stated purpose as may be required under the laws of any state or of the United States or of any other jurisdiction.

This power is coupled with an interest, will survive and not be affected by the subsequent disability, death, dissolution, bankruptcy, termination or incapacity of any Partner, and will be irrevocable.

14.2 Amendment. This Agreement may not be modified, altered, supplemented or amended unless (i) the written approval of all of the Partners is received, (ii) the Rating Agency Condition is satisfied, if required pursuant to Section 2.10, and (ii) the written approval Lender is received, if required pursuant to Section 2.10; provided, that, (a) the General Partner may amend and supplement this Agreement to reflect the creation of separate series or classes, changes in Partners, Percentage Interests and value of Partnership assets made in accordance with the provisions of this Agreement, including amendments contemplated by Section 9.3 hereof, and (b) the General Partner may make ministerial amendments, including any amendments to cure any ambiguity or correct or supplement any inconsistent provision of this Agreement and to make any amendments required in connection with any filing or otherwise required by any state securities laws or regulations, in each case without the approval of the Partners; and provided further that the approval of all Partners will be required to amend this Section 14.2, and the approval of a Partner will be required for any amendment which would increase its obligations under this Agreement.

14.3 Further Assurances. Each Partner agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

14.4 Notices. All notices, demands, consents, approvals, requests, offers or other communications which any of the parties to this Agreement may desire or will be required to be given hereunder will be in writing and will be given (a) by registered or certified mail, return receipt requested, (b) by personal delivery, (c) delivery via nationally recognized overnight delivery service, the cost and expense of such delivery to be borne by the sending party, or (d) by electronic communication (telex or facsimile transmission). All notices will be addressed to the recipient at the address set forth on the signature page hereto unless such address is subsequently changed by such recipient in accordance with the following procedure. Any Partner may designate another address (or change its address) for notices hereunder by delivery of a written notice to the General Partner with a copy to each of the Partners in accordance with the provisions of this Section 14.4. Any notice sent in compliance with the above provisions will be deemed delivered and received, except for electronic communications, on the third business day next succeeding the day on which it was sent, or, if sooner, on the actual date received, and, in the case of electronic communications, only on the date the sending party receives acknowledgment of receipt of such notice.

14.5 Governing Law; Jurisdiction. This Agreement is made pursuant to and will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof. Each party hereto agrees to submit to the personal jurisdiction and venue of the state and federal courts in the State of Delaware and, to the fullest extent permitted by law, does hereby waive all questions of personal jurisdiction and venue, including, without limitation, the claim or defense that such courts constitute an inconvenient forum. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the DEUCC (defined below), such provision of Article 8 of the DEUCC shall be controlling.

14.6 Captions. All articles and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

14.7 Pronouns. As used herein, all pronouns will include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.

14.8 Binding Agreement; Successors and Assigns. This Agreement constitutes the legal, valid and binding agreement of the Partners, and is enforceable against the Partners in accordance with its terms. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and will inure to the benefit of the parties hereto, and, except as otherwise herein expressly provided, their respective executors, administrators, legal representatives, successors and assigns.

14.9 Extension not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or to the Partnership will impair or affect the right of such Partner or the Partnership thereafter to exercise the same. Any extension of time or other indulgences granted to a Partner hereunder will not otherwise alter or affect any power, remedy or right of any other Partner or of the Partnership or of the obligations of the Partner to whom such extension or indulgence is granted.

14.10 Severability. If any provision of this Agreement or application to any party or circumstances will be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstances, other than as to which it is so determined invalid or unenforceable, will not be affected thereby, and each provision will be valid and will be enforced to the fullest extent permitted by law.

14.11 Strict Construction. This Agreement is the result of the mutual efforts of the parties hereto. As such, in any dispute regarding the interpretation of a provision hereto, to the fullest extent permitted by law, no party will advance a position that a provision in dispute should be more strictly construed against another party on the basis that such other party was the party responsible for the preparation of any provision in controversy.

14.12 Costs of Enforcement. In the event any party hereto initiates action to enforce its rights hereunder or to interpret the terms hereof, the substantially prevailing party will, to the fullest extent permitted by law, recover from the substantially non-prevailing party its reasonable expenses, court costs, including taxed and untaxed costs, and reasonable attorney fees (including fees of paralegals and legal assistants), whether suit be brought or not (collectively referred to as “Expenses”). As used herein, Expenses include Expenses incurred in any appellate or bankruptcy proceeding. All such Expenses will bear interest at the highest rate allowable under the laws of the State of Delaware from the date the substantially prevailing party pays such Expenses until the date the substantially non-prevailing party repays such Expenses. Expenses incurred in enforcing this Section will be covered by this Section. For this purpose, the court is requested by the parties to award actual costs and attorneys’ fees incurred by the substantially prevailing party, it being the intention of the parties that the substantially prevailing party be completely reimbursed for all such costs and fees. The parties request that inquiry by the court as to the fees and costs will be limited to a review of whether the fees charged and hourly rates for such fees are consistent with the fees and hourly rates routinely charged by the attorneys for the substantially prevailing party.

14.13 Entire Agreement. This Agreement, and the schedules and exhibits hereto, contain the entire understanding and agreement relating to the subject matter hereof.

14.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which, when taken together, will be deemed one agreement.

14.15 Benefits of Agreement; No Third Party Rights. Except for the Lender, its successors and assigns as holders of the Loan, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or by any creditor of the Partners. Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person (except as provided in this Section 14.15).

IN WITNESS WHEREOF, the parties have duly executed this Limited Partnership Agreement on the date stated above.

GENERAL PARTNER:

Address:	CNL GATLINBURG GP CORP.,
a Delaware corporation
CNL Center at City Commons 450 South Orange Avenue	By:	/S/ TAMMIE A. QUINLAN
Orlando, Florida 32801	Name:	Tammie A. Quinlan
	Title:	Senior Vice President

Address:
LIMITED PARTNER:
CNL Center at City Commons 450 South Orange Avenue	CNL INCOME PARTNERS, LP,
Orlando, Florida 32801	a Delaware limited partnership
	By:	CNL INCOME GP CORP.,
a Delaware corporation,
its General Partner

	By:	/S/ TAMMIE A. QUINLAN
	Name:	Tammie A. Quinlan
	Title:	Senior Vice President